Exhibit 21.1

Entity	Place of Incorporation
ironSource Ltd.	Israel

ironSource Mobile Ltd.	Israel

ironSource Neon Ltd.	Israel

IRONSOURCE UK LIMITED	UK

IRONSOURCE USA INC.	USA (Delaware). Also qualified to do business in New York and California.

ironSource Japan GK	Japan

IRONSOURCE BEIJING CO., LTD.	China

ironSource India Private Limited.	India

Superior Media Ltd.	Israel

Upopa Entertainment Ltd.	Israel

SuperSonic Studios Ltd.	Israel

Maverick Studios Ltd.	Israel

Soomla Inc.	USA (Delaware)

Soomla Technologies Ltd.	Israel

Luna Labs Limited	UK